March 8, 2000


Lawler & Associates
2200 Sunrise Boulevard, Suite 240
Gold River, California 95670

     Re: Synergy Technologies

Dear Mr. Lawler:

We have read the Form 8-K that Synergy Technologies Corporation has prepared to file with the SEC in regard to the engagement of a new accounting firm and agree with the statements made therein.

Sincerely,

Dennis Sarna, CPA